EXHIBIT 99.1
Purchase, New York     Telephone: 914-253-2000     www.pepsico.com

Contacts:	Investor	Media
	Lynn A. Tyson	Dave DeCecco
	Senior Vice President, Investor Relations	Director, Media Bureau
	914-253-3035	914-253-2655
	email: Lynn.Tyson@pepsi.com	email: David.DeCecco@pepsi.com
PepsiCo Delivers Solid Results for Fiscal 2009
Affirms Core Constant Currency EPS Growth Target of 11 to 13 Percent for Fiscal 2010
•	Fourth-Quarter Reported EPS of $0.90, up 99 percent

•	Full-Year Reported EPS grew 17 percent; Core Constant Currency EPS up 6 percent*

•	Full-Year Cash Flow From Operations of $6.8 Billion; Management Operating Cash Flow, Excluding Certain Items, of $5.6 Billion, Ahead of Forecast

•	Company Hopes to Close Bottling Acquisitions by the End of February 2010; Synergies Ahead of Earlier Expectations

•	Affirms Core Constant Currency EPS Growth Target of 11 to 13 Percent for Fiscal 2010 including the impact of the Bottling Acquisitions
PURCHASE, N.Y. — Feb. 11, 2010 — PepsiCo, Inc. (NYSE: PEP) today reported solid results for 2009 driven by healthy gains in its worldwide snacks and international beverage businesses, balanced investments in value and innovation in key markets and cost discipline across its operations. For the full year, reported EPS grew 17 percent to $3.77 and core constant currency EPS increased 6 percent. For the fourth quarter, reported EPS was $0.90.
PepsiCo Chairman and CEO, Indra Nooyi, said: “In 2009, strong execution of PepsiCo’s operational priorities enabled us to deliver healthy revenue and profit growth and generate strong cash flow, despite the macroeconomic challenges across much of the world. Our teams demonstrated their agility in balancing innovation and value, which enabled us to maintain consumer momentum while driving margin expansion. In addition, we continued to invest in R&D, infrastructure and innovation to sustain our long-term growth.
*	Please refer to the Glossary for definitions of constant currency and core. Core results and core constant currency results are non-GAAP financial measures that exclude certain items. Please refer to “Reconciliation of GAAP and Non-GAAP information” in the attached exhibits for a description of these items.

Nooyi continued, “In 2010, we are changing the rules of the game in North America beverages through the anticipated merger with our anchor bottlers coupled with the continuing activities to refresh our core brands. We are extending our global leadership in snacks by continuing to innovate with new products and platforms, and by accelerating our growth in developing markets. We will accelerate our commitment across all our product categories to build a more balanced and healthier portfolio of enjoyable and wholesome foods and beverages — using science-based innovation to improve our existing portfolio and create new platforms. Combined with a relentless focus on financial performance and productivity, these activities will drive sustained growth in revenue, profit and cash flow.”
PepsiCo CFO, Richard Goodman said, “In 2009, our teams were disciplined in their working capital management, generating stronger than expected management operating cash flow of $5.6 billion, excluding certain items. We expect to resume repurchasing our shares upon the close of the bottling transaction and anticipate that in 2010 share repurchases together with a voluntary $600 million pension plan contribution would total about $5 billion.”

Summary of Full-Year 2009 Performance*

			Constant Currency**
				Core**		Core**	Division
% Growth	Volume		Net	Division	Net	Division	Operating
			Revenue	Operating	Revenue	Operating	Profit
				Profit		Profit

PAF	—		7	8	2.5	4	8
FLNA	1		6	7	6	6	10
QFNA	—		—	3	(1)	3	8
LAF	(2)		10	13	(3)	(3)	1

PAB	(6)		(6)	(3)	(8)	(5.5)	7

PI	3 / 6	***	11	17	2.5	6	10
Europe	(1) / 3.5	***	10	13	(2)	(3)	2
AMEA	9 / 8	***	12	23	9	20	21

Total Divisions	1 / (1)	***	5	6	—	2	8

*	For the full year, total reported operating profit grew 16%

**	The above core results and core constant currency results are non-GAAP financial measures that exclude certain restructuring actions associated with the company’s Productivity for Growth initiative and costs associated with our proposed mergers with PBG and PAS. For more information about our core results and core constant currency results, see “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits. Please refer to the Glossary for definitions of “Constant Currency” and “Core”.

***	Snacks/Beverage

Summary of Fourth-Quarter 2009 Performance*

			Constant Currency**
				Core**		Core**	Division
% Growth	Volume		Net	Division	Net	Division	Operating
			Revenue	Operating	Revenue	Operating	Profit
				Profit		Profit

PAF	—		4	3	5	4	19
FLNA	—		2	4	3	5	19
QFNA	(2)		(5)	(2)	(4)	(1)	18
LAF	—		10	3	11	4	20

PAB	(5)		(2)	10	(1)	11	191

PI	4 / 3	***	5	(3)	8	(0.5)	26
Europe	(3) / —	***	4	7	5	7	33
AMEA	13 / 5	***	7	(42)	12	(27)	(4)

Total Divisions	1 / (1)	***	3	3.5	4.5	5	39

*	In the fourth quarter total reported operating profit grew 67%

**	The above core results and core constant currency results are non-GAAP financial measures that exclude certain restructuring actions associated with the company’s Productivity for Growth initiative and costs associated with our proposed merger of PBG and PAS. For more information about our core results and core constant currency results, see “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits. Please refer to the Glossary for definitions of “Constant Currency” and “Core”.

***	Snacks/Beverage
All references below to net revenue and core operating profit are on a constant currency basis.
Full-Year and Quarter Operating Highlights:
•	For the year, Frito-Lay North America delivered a 6 percent increase in net revenue and a 7 percent increase in core operating profit, on top of similar gains in 2008, as it maintained its position as the fastest growing U.S. consumer packaged goods company in measured channels.

•	For the year, PepsiCo International delivered double-digit gains in net revenue and core operating profit while making strategic investments in adjacent product categories and geographies and in infrastructure in key markets.

•	On improving top-line trends, PepsiCo Americas Beverages grew core operating profit 10 percent in the quarter.

Division Operating Summary
PepsiCo Americas Foods (PAF) grew net revenue 7 percent and core operating profit 8 percent for the full year 2009 and gained snacks share across the region. In the fourth quarter, PAF grew net revenue 4 percent and core operating profit 3 percent.
Frito-Lay North America (FLNA) gained dollar share and was the fastest growing CPG Company in the U.S. in 2009 in measured channels. For the full year, volume increased 1 percent, net revenue grew 6 percent and core operating profit grew 7 percent, as FLNA effectively offset commodity inflation and investments in value initiatives with strong revenue management and productivity initiatives.
In the fourth quarter, volume was flat, reflecting the completion of the “20% More Free” promotion FLNA ran in the second and third quarters of the year. It continued to perform well in large format stores, growing dollar share on the strength of Lay’s potato chips, Cheetos, dips and variety packs. Net revenue increased 2 percent and core operating profit increased 4 percent in the quarter, with the muted growth reflecting the lapping of significant pricing actions in the year-ago period.
In 2010, FLNA will drive top-line growth with strong innovations on its core platforms, targeted value initiatives, and increased emphasis on delivering more nutritious snacking options to consumers, including adding fiber to its SunChips line and whole grains to Tostitos.
Quaker Foods North America (QFNA) volume and net revenue were flat for the year, and core operating profit grew 3 percent. In the quarter, volume declined 2 percent, net revenue was down 5 percent and core operating profit declined 2 percent. Net revenue performance reflected a step-up in promotional investments, while growth in core operating profit was adversely impacted by the overlap of a flood-related insurance settlement in the year-ago quarter.
Latin America Foods (LAF) performed very well in 2009, growing net revenue 10 percent and core operating profit 13 percent despite very challenging macros in Mexico. In the fourth quarter, LAF grew net revenue 10 percent. Core operating profit growth of 3 percent reflected the overlap of an insurance settlement in the year-ago period as well as input cost inflation on sugar and potatoes in key markets. In the quarter, Sabritas held its strong value share position and Gamesa grew value share. South America posted strong gains in revenue and operating profit.
PepsiCo Americas Beverages (PAB) showed improvement during the course of 2009 against the backdrop of a challenging liquid refreshment beverage category in North America. For the full year, volume and net revenue declined 6 percent due to the challenging category while core operating profit decreased 3 percent. In the fourth quarter, volume declined 5 percent but operating profit grew by 10 percent, reflecting sequential improvement in top-line trends, a focus on profitable volume growth, heightened productivity in the North American business, and significant operating profit growth in Latin America.

The refresh of the North American beverage business gained traction in the fourth quarter as brands such as SoBe Lifewater and Gatorade gained market share. Also, important brand health metrics rose for brand Pepsi, Pepsi Max, Gatorade, Lipton Tea and Tropicana.
In 2010, differentiated value will continue to play a key role as PAB rolls out targeted innovation, such as the G Series Performance line, offering additional benefits for pre-, during and post-athletic occasions. In CSDs, the innovative “Pepsi Refresh Project” is providing millions of dollars in grants to make a positive impact in local communities. The integrated campaign drives consumers to Pepsi’s website where they can submit project ideas and vote for their favorite projects, with the winning grants ranging from $5,000 to $250,000.
PepsiCo International (PI) delivered another year of solid results in 2009 with a 17 percent increase in core operating profit on an 11 percent increase in net revenue. In the fourth quarter, PI net revenue grew 5 percent and core operating profit declined 3 percent, reflecting the impact of significant strategic infrastructure investments in our Asia/Middle East/Africa (AMEA) division.
Europe delivered strong 2009 full-year results in a particularly difficult macroeconomic environment, growing net revenue 10 percent and core operating profit 13 percent. Acquisitions contributed 8 percentage points to net revenue growth and 5 percentage points to core operating profit growth in the full year. In the quarter, net revenue grew 4 percent, reflecting 2 percentage points from acquisitions, and core operating profit increased 7 percent as the division balanced revenue growth with tight cost controls and productivity gains.
In the quarter, snacks volume declined 3 percent, reflecting pricing actions, including weight-outs, as well as continued macroeconomic challenges. Snacks volume grew in the U.K., driven by the success of Walkers “Gazillion Bag Giveaway” and the “Do Us a Flavour” campaign, which has now been rolled out to other markets in Europe. In Russia, the division continued to gain significant value share and product innovation included a new flavor of its Hrustream bread snacks as well as the launch of Lay’s Sensations.
Beverage volume was flat in the quarter, including 2 points of growth from acquisitions. Across Western Europe a combination of value and marketing programs and our differentiated Pepsi Max proposition delivered stronger volume momentum and broad based share gains. In Russia we outpaced the market with continued brand equity and value programs delivering share gains in colas, teas and energy drinks, and the Lebedyansky juice portfolio continued to deliver volume and share gains.
AMEA delivered strong growth in 2009, with net revenue up 12 percent and core operating profit up 23 percent. Acquisitions contributed 1 percentage to net revenue growth and 10 percentage points to core operating profit growth. Driven by seasonality, the fourth quarter is by far the smallest profit quarter for the division and in the quarter, AMEA grew net revenue 7 percent while core operating profit declined 42 percent, reflecting significant incremental strategic investments in key emerging markets and the shift in the timing of the Chinese New Year.
Beverage volume grew 8 percent for the year led by 32 percent growth in India which gained overall share for the year. Volume grew 5 percent in the quarter led by growth of 21 percent in India and high-single-digit growth in Thailand and Egypt. This growth was partially offset by a decline in China, which was negatively impacted by a shift in the timing of the Chinese New Year. The business also posted volume and value share gains in the Middle East.

Snacks volume grew 13 percent in the quarter reflecting double-digit gains in India, Pakistan, Egypt and Thailand as well as 4 percentage points of growth from acquisitions. In the quarter, the division expanded its partnership with dairy producer Almarai to broaden its portfolio of healthy offerings in Egypt.
Beverage System Transformation
The company is on-track with its plans to acquire its two anchor bottlers, The Pepsi Bottling Group (PBG) and PepsiAmericas, Inc (PAS), subject to regulatory and stockholder approval. PBG and PAS shareholders will vote on February 17, 2010 on whether to approve the acquisitions. The company hopes the transactions will close by the end of February 2010.
Tax Rate
PepsiCo’s reported tax rate was 29 percent for the fourth quarter. Excluding the impact of items affecting comparability, PepsiCo’s core tax rate was 28 percent for the fourth quarter. The company’s full-year reported and core tax rates were 26 percent.
Cash Flow
PepsiCo’s full-year cash flow from operating activities was $6.8 billion, including a discretionary $1 billion contribution to PepsiCo’s pension fund, $196 million of cash payments associated with the Productivity for Growth program and $49 million of merger-related payments in connection with our pending bottling acquisitions. Management operating cash flow, excluding these items (net of tax benefits) and net of capital expenditures, was $5.6 billion, well ahead of our forecast.
Fiscal 2010
Guidance
For fiscal 2010, the company is targeting an 11 to 13 percent growth rate for core constant currency EPS off of its fiscal 2009 core EPS of $3.71. This guidance assumes the company will close the bottling transactions by the end of February. The earnings guidance also reflects roughly 8 to 9 percent growth from “base” PepsiCo, with additional growth coming from a combination of financial and accounting accretion from the bottling transaction plus year-one synergies (totaling about 5 points of growth) partially offset by strategic investment spending. As a result of its recent integration planning efforts, the company is now targeting pre-tax annualized synergies from the proposed bottler acquisitions of approximately $400 million once fully implemented by 2012, with one-time costs of about the same amount. Synergies to be realized in 2010 are expected to total approximately $125 to $150 million. The company is still in the process of completing its integration planning. The details of these and other efficiencies relating to the company’s beverage business will be discussed at its analyst meeting scheduled for March 22 and 23, 2010.
Share Count and Tax Rate
The weighted average diluted share count in 2010 is expected to be higher than in 2009, reflecting a higher 2009 year-end share count because of the impact of options exercises and the lack of share buy-backs in 2009 and the issuance of shares related to the bottling transaction in 2010 offset in part by the company’s planned share repurchases in 2010.
The company anticipates that share repurchases together with a voluntary $600 million funding of its pension plans would total about $5 billion in 2010.
The company expects its full-year 2010 core tax rate on a stand alone basis to be about the same as in 2009. The weighted average tax rate including the proposed bottler acquisitions will be about 27 to 28 percent.

Impact of Venezuelan Devaluation
As of the beginning of the Company’s 2010 fiscal year, Venezuela will be accounted for under hyperinflationary accounting rules, and the functional currency of our Venezuelan entities will be changed from the Bolivar to the U.S. dollar. Effective January 11, 2010, the Venezuelan government devalued the Bolivar by resetting the official exchange rate from 2.15 Bolivars per dollar to 4.3 Bolivars per dollar.
In 2010, the Company expects that the majority of its foreign exchange transactions will be conducted at the 4.3 exchange rate, and as a result of the change to hyperinflationary accounting and the devaluation, the company expects to record a one-time charge in the first quarter of 2010 of approximately $125 million relating to the remeasurement of its balance sheet. The company’s constant currency core earnings per share guidance for 2010 will not be affected.
Please refer to the glossary for more information about the items excluded from the company’s fiscal 2010 core constant currency EPS guidance and for a definition of “base” PepsiCo.
The company has not yet received regulatory or shareholder approval for the acquisitions. The company is still in the process of completing its integration planning. Any of these factors, as well as the risks described under “Cautionary Statement” later in this release, the risks described in our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K and in the company’s Form S-4 Registration Statements with respect to the acquisitions could materially adversely impact the company’s ability to achieve these results.
About PepsiCo
PepsiCo offers the world’s largest portfolio of billion-dollar food and beverage brands, including 18 different product lines that each generate more than $1 billion in annual retail sales. Our main businesses — Frito-Lay, Quaker, Pepsi-Cola, Tropicana and Gatorade — also make hundreds of other nourishing, tasty foods and drinks that bring joy to our consumers in approximately 215 countries. With more than $43 billion in 2009 revenues, PepsiCo employs approximately 203,000 people who are united by our unique commitment to sustainable growth, called Performance with Purpose. By dedicating ourselves to offering a broad array of choices for healthy, convenient and fun nourishment, reducing our environmental impact, and fostering a diverse and inclusive workplace culture, PepsiCo balances strong financial returns with giving back to our communities worldwide. For more information, please visit www.pepsico.com.
Cautionary Statement
Statements in this release that are “forward-looking statements”, including PepsiCo’s 2010 guidance, are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: PepsiCo’s ability to consummate the acquisitions of The Pepsi Bottling Group, Inc. (“PBG”) and PepsiAmericas, Inc. (“PAS”); PepsiCo’s ability to achieve the synergies and value creation contemplated by the proposed acquisitions; loss of key employees or customers or other business disruption as a result of the proposed acquisitions; PepsiCo’s ability to promptly and effectively integrate the businesses of PBG, PAS and PepsiCo; the timing to consummate the proposed acquisitions and any necessary actions to obtain required regulatory approvals; the diversion of management time on transaction-related issues; increased indebtedness as a result of the proposed acquisitions; changes in demand for PepsiCo’s products, as a result of shifts in consumer preferences or otherwise; increased costs, disruption of supply or shortages of raw materials and other supplies; unfavorable economic conditions and increased volatility in foreign exchange rates; PepsiCo’s ability to build and sustain proper information technology infrastructure, successfully implement its ongoing business process transformation initiative or outsource certain functions effectively; damage to PepsiCo’s reputation; trade consolidation, the loss of any key customer, or failure to maintain good relationships with PepsiCo’s bottling partners, including as a result of the Proposed Transactions; PepsiCo’s ability to hire or retain key employees or a highly skilled and diverse workforce; changes in the legal and regulatory environment; disruption of PepsiCo’s supply chain; unstable political conditions, civil unrest or other developments and risks in the countries where PepsiCo operates; and risks that benefits from the Productivity for Growth initiative may not be achieved, may take longer to achieve than expected or may cost more than currently anticipated. For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Miscellaneous Disclosures
Conference Call. At 10:00 a.m. (Eastern Time) today, the company will host a conference call with investors to discuss fourth-quarter 2009 results and the outlook for full-year 2010. For details, visit the company’s website at www.pepsico.com, in the “Investors” section.
Reconciliation. In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found in the attached exhibits, as well as on the company’s website at www.pepsico.com, in the “Investors” section. Our non-GAAP measures exclude from reported results those items that management believes are not indicative of our ongoing performance and how management evaluates our operating results and trends.
Glossary
“Base” PepsiCo: PepsiCo’s projected 2010 core constant currency EPS growth (as measured against its full-year 2009 core EPS), excluding the accretive impact of (1) incremental 2010 results in connection with the proposed bottler acquisitions, (2) net favorable purchase accounting adjustments in 2010 in connection with the proposed bottler acquisitions, and (3) expected synergies in 2010 in connection with the proposed bottler acquisitions, less (4) the dilutive impact of certain planned 2010 incremental strategic investments in our businesses.
Beverage volume: Volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.
Core: Core results are non-GAAP financial measures. 2009 fourth quarter and year-to-date core results exclude, in both 2009 and 2008, the commodity mark-to-market net impact included in corporate unallocated expenses and certain restructuring actions. 2009 fourth quarter and year-to-date core results also exclude costs associated with our proposed merger with PBG and PAS, as well as our share of PBG’s and PAS’s respective merger costs included in bottling equity income. Core EPS guidance for full-year 2010 excludes the commodity mark-to-market net impact included in corporate unallocated expenses, estimated one-time costs to achieve synergies, the gain or loss on previously held equity interests in PBG and PAS, the post-merger one-time impact to earnings of fair value adjustments to acquired inventory, the one-time charge related to the change to hyperinflationary accounting and devaluation in Venezuela, any additional restructuring or integration costs and transaction costs related to the proposed acquisitions of PBG and PAS. For more details and reconciliations of our 2009 core results and 2010 core constant currency EPS guidance, see “Reconciliation of GAAP and Non-GAAP Information” in the exhibits attached hereto.
Constant currency: Financial results (historical and projected) assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In addition, the impact on EPS growth is computed by adjusting core EPS growth by the after-tax foreign currency translation impact on core operating profit growth using PepsiCo’s core effective tax rate.
Division operating profit: The aggregation of the operating profit for each of our reportable segments, which excludes the impact of corporate unallocated expenses.
Effective net pricing: The combined impact of mix and price.
Management operating cash flow: Net cash provided by operating activities less capital spending plus sales of property, plant and equipment. It is our primary measure used to monitor cash flow performance. See the attached exhibits for a reconciliation of this measure to the most directly comparable financial measure in accordance with GAAP (operating cash flow).
Management operating cash flow, excluding certain items: Management operating cash flow, excluding: (1) a discretionary pension contribution (net of tax) in 2009, (2) restructuring payments (net of tax) in connection with our Productivity for Growth initiative, and (3) merger costs paid in connection with our proposed bottler acquisitions. See the attached exhibits for a reconciliation of this measure to the most directly comparable financial measure in accordance with GAAP (operating cash flow).
Mark-to-market gain or loss or net impact: Change in market value for commodity contracts that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on average prices on national exchanges and recently reported transactions in the marketplace.
Net pricing: The combined impact of list price changes, weight changes per package, discounts and allowances.
Net capital spending: Capital spending less cash proceeds from sales of property, plant and equipment.
Pricing: The impact of list price changes and weight changes per package.
Transaction foreign exchange: The foreign exchange impact on our financial results of transactions, such as purchases of imported raw materials, commodities, or services, occurring in currencies other than the local, functional currency.

PepsiCo, Inc. and Subsidiaries
Summary of PepsiCo 2009 Results
(unaudited)

	Quarter Ended 12/26/09			Year Ended 12/26/09
			Constant
			Currency			Constant Currency
% Growth	Reported	Core*	Core*	Reported	Core*	Core*
Volume (Servings)	—	—		—	—
Net Revenue	4.5	4.5	3	—	—	5
Division Operating Profit	39	5	3.5	8	2	6
Total Operating Profit	67	0.5		16	—
Net Income Attributable to PepsiCo	99	2		16	(1)
Earnings per Share (EPS)	99	2	1	17	1	6

*	Core results are financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP) and exclude the commodity mark-to-market net impact included in corporate unallocated expenses, certain restructuring actions associated with our Productivity for Growth initiative, our share of the Pepsi Bottling Group, Inc.’s (PBG) restructuring and impairment charges in 2008, costs associated with our proposed mergers with PBG and PepsiAmericas, Inc. (PAS), as well as our share of their respective merger costs. Core growth, on a constant currency basis, assumes constant foreign currency exchange rates used for translation based on the rates in effect for the comparable period during 2008. In addition, core EPS growth, on a constant currency basis, is computed by adjusting core EPS growth by the after-tax foreign currency translation impact on core operating profit growth using PepsiCo’s core effective tax rate. See schedules A-9 through A-15 for a discussion of these items and reconciliations to the most directly comparable financial measures in accordance with GAAP.

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions, except per share amounts, and unaudited)

	Quarter Ended			Year Ended
	12/26/09	12/27/08	Change	12/26/09	12/27/08	Change
Net Revenue	$13,297	$12,729	4.5%	$43,232	$43,251	—%

Costs and Expenses
Cost of sales	6,293	6,171	2%	20,099	20,351	(1)%
Selling, general and administrative expenses	4,949	5,317	(7)%	15,026	15,877	(5)%
Amortization of intangible assets	21	21	5%	63	64	—%

Operating Profit	2,034	1,220	67%	8,044	6,959	16%

Bottling Equity Income	75	(65)	n/m	365	374	(2)%
Interest Expense	(112)	(124)	(11)%	(397)	(329)	21%
Interest Income	23	(12)	n/m	67	41	62%

Income before Income Taxes	2,020	1,019	98%	8,079	7,045	15%

Provision for Income Taxes	583	293	99%	2,100	1,879	12%

Net Income	1,437	726	98%	5,979	5,166	16%

Less: Net Income Attributable to Noncontrolling Interests	3	7	(70)%	33	24	34%

Net Income Attributable to PepsiCo	$1,434	$719	99%	$5,946	$5,142	16%

Diluted
Net Income Attributable to PepsiCo per Common Share	$0.90	$0.46	99%	$3.77	$3.21	17%
Average Shares Outstanding	1,584	1,578		1,577	1,602

n/m = not meaningful

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions, unaudited)

	Quarter Ended			Year Ended
	12/26/09	12/27/08	Change	12/26/09	12/27/08	Change
Net Revenue

Frito-Lay North America	$3,888	$3,770	3%	$13,224	$12,507	6%
Quaker Foods North America	585	610	(4)%	1,884	1,902	(1)%
Latin America Foods	2,062	1,857	11%	5,703	5,895	(3)%

PepsiCo Americas Foods	6,535	6,237	5%	20,811	20,304	2.5%

PepsiCo Americas Beverages	2,754	2,774	(1)%	10,116	10,937	(8)%

Europe	2,264	2,157	5%	6,727	6,891	(2)%
Asia, Middle East & Africa	1,744	1,561	12%	5,578	5,119	9%

PepsiCo International	4,008	3,718	8%	12,305	12,010	2.5%

Total Net Revenue	$13,297	$12,729	4.5%	$43,232	$43,251	—%

Operating Profit

Frito-Lay North America	$956	$806	19%	$3,258	$2,959	10%
Quaker Foods North America	190	160	18%	628	582	8%
Latin America Foods	301	251	20%	904	897	1%

PepsiCo Americas Foods	1,447	1,217	19%	4,790	4,438	8%

PepsiCo Americas Beverages	522	179	191%	2,172	2,026	7%

Europe	259	194	33%	932	910	2%
Asia, Middle East & Africa	46	49	(4)%	716	592	21%

PepsiCo International	305	243	26%	1,648	1,502	10%

Division Operating Profit	2,274	1,639	39%	8,610	7,966	8%

Corporate Unallocated
Net Impact of Mark-to-Market on Commodity Hedges	83	(227)	n/m	274	(346)	n/m
PBG/PAS Merger Costs	(48)	—	n/m	(49)	—	n/m
Restructuring	—	(10)	n/m	—	(10)	n/m
Other	(275)	(182)	51%	(791)	(651)	21%

	(240)	(419)	(42)%	(566)	(1,007)	(44)%

Total Operating Profit	$2,034	$1,220	67%	$8,044	$6,959	16%

n/m = not meaningful

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(in millions)

	Year Ended
	12/26/09	12/27/08
	(unaudited)
Operating Activities
Net income	$5,979	$5,166
Depreciation and amortization	1,635	1,543
Stock-based compensation expense	227	238
Restructuring and impairment charges	36	543
Cash payments for restructuring charges	(196)	(180)
PBG/PAS merger costs	50	—
Cash payments for PBG/PAS merger costs	(49)	—
Excess tax benefits from share-based payment arrangements	(42)	(107)
Pension and retiree medical plan contributions	(1,299)	(219)
Pension and retiree medical plan expenses	423	459
Bottling equity income, net of dividends	(235)	(202)
Deferred income taxes and other tax charges and credits	284	573
Change in accounts and notes receivable	188	(549)
Change in inventories	17	(345)
Change in prepaid expenses and other current assets	(127)	(68)
Change in accounts payable and other current liabilities	(133)	718
Change in income taxes payable	319	(180)
Other, net	(281)	(391)

Net Cash Provided by Operating Activities	6,796	6,999

Investing Activities
Capital spending	(2,128)	(2,446)
Sales of property, plant and equipment	58	98
Acquisitions and investments in noncontrolled affiliates	(500)	(1,925)
Divestitures	99	6
Cash restricted for pending acquisitions	15	(40)
Cash proceeds from sale of The Pepsi Bottling Group, Inc. (PBG) and PepsiAmericas, Inc. (PAS) stock	—	358
Short-term investments, net	55	1,282

Net Cash Used for Investing Activities	(2,401)	(2,667)

Financing Activities
Proceeds from issuances of long-term debt	1,057	3,719
Payments of long-term debt	(226)	(649)
Short-term borrowings, net	(1,018)	445
Cash dividends paid	(2,732)	(2,541)
Share repurchases — common	—	(4,720)
Share repurchases — preferred	(7)	(6)
Proceeds from exercises of stock options	413	620
Excess tax benefits from share-based payment arrangements	42	107
Other financing	(26)	—

Net Cash Used for Financing Activities	(2,497)	(3,025)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(19)	(153)

Net Increase in Cash and Cash Equivalents	1,879	1,154

Cash and Cash Equivalents — Beginning of year	2,064	910

Cash and Cash Equivalents — End of period	$3,943	$2,064

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in millions)

	12/26/09	12/27/08
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$3,943	$2,064
Short-term investments	192	213

Accounts and notes receivable, net	4,624	4,683

Inventories
Raw materials	1,274	1,228
Work-in-process	165	169
Finished goods	1,179	1,125

	2,618	2,522

Prepaid expenses and other current assets	1,194	1,324

Total Current Assets	12,571	10,806

Property, plant and equipment, net	12,671	11,663
Amortizable intangible assets, net	841	732

Goodwill	6,534	5,124
Other nonamortizable intangible assets	1,782	1,128

Nonamortizable Intangible Assets	8,316	6,252

Investments in noncontrolled affiliates	4,484	3,883
Other assets	965	2,658

Total Assets	$39,848	$35,994

Liabilities and Equity
Current Liabilities
Short-term obligations	$464	$369
Accounts payable and other current liabilities	8,127	8,273
Income taxes payable	165	145

Total Current Liabilities	8,756	8,787

Long-term debt obligations	7,400	7,858
Other liabilities	5,591	6,541
Deferred income taxes	659	226

Total Liabilities	22,406	23,412

Commitments and Contingencies

Preferred stock, no par value	41	41
Repurchased preferred stock	(145)	(138)

PepsiCo Common Shareholders’ Equity
Common stock	30	30
Capital in excess of par value	250	351
Retained earnings	33,805	30,638
Accumulated other comprehensive loss	(3,794)	(4,694)
Repurchased common stock	(13,383)	(14,122)

Total PepsiCo Common Shareholders’ Equity	16,908	12,203

Noncontrolling interests	638	476

Total Equity	17,442	12,582

Total Liabilities and Equity	$39,848	$35,994

PepsiCo, Inc. and Subsidiaries
Supplemental Share and Stock-Based Compensation Data
(in millions, except dollar amounts, and unaudited)

	Quarter Ended		Year Ended
	12/26/09	12/27/08	12/26/09	12/27/08
Beginning Net Shares Outstanding	1,559	1,557	1,553	1,605
Options Exercised/Restricted Stock Units Converted	6	3	12	16
Shares Repurchased	—	(7)	—	(68)

Ending Net Shares Outstanding	1,565	1,553	1,565	1,553

Weighted Average Basic	1,562	1,554	1,558	1,573
Dilutive securities:
Options	17	19	13	23
Restricted Stock Units	4	4	4	4
ESOP Convertible Preferred Stock/Other	1	1	2	2

Weighted Average Diluted	1,584	1,578	1,577	1,602

Average Share Price for the period	$60.91	$59.25	$55.30	$66.16
Growth Versus Prior Year	3%	(20)%	(16)%	(3)%

Options Outstanding	106	104	112	109
Options in the Money	85	81	72	101
Dilutive Shares from Options	17	19	13	23
Dilutive Shares from Options as a % of Options in the Money	20%	22%	18%	23%

Average Exercise Price of Options in the Money	$47.92	$45.86	$45.68	$48.45

Restricted Stock Units Outstanding	6	6	6	7
Dilutive Shares from Restricted Stock Units	4	4	4	4

Average Intrinsic Value of Restricted Stock Units Outstanding*	$60.98	$63.18	$61.03	$63.14

*	Weighted-average intrinsic value at grant date.

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions, except per share amounts, and unaudited)
COMPARISON OF CORE RESULTS*

	Quarter Ended			Year Ended
	12/26/09	12/27/08	Change	12/26/09	12/27/08	Change
Net Revenue	$13,297	$12,729	4.5%	$43,232	$43,251	—%

Costs and Expenses
Cost of sales	6,293	6,084	3%	20,099	20,264	(1)%
Selling, general and administrative expenses	4,983	4,634	8%	15,214	15,075	1%
Amortization of intangible assets	21	21	5%	63	64	—%

Operating Profit	2,000	1,990	0.5%	7,856	7,848	—%

Bottling Equity Income	78	73	6%	376	512	(27)%
Interest Expense	(112)	(124)	(11)%	(397)	(329)	21%
Interest Income	23	(12)	n/m	67	41	62%

Income before Income Taxes	1,989	1,927	3%	7,902	8,072	(2)%

Provision for Income Taxes	564	532	6%	2,023	2,161	(6)%

Net Income	1,425	1,395	2%	5,879	5,911	(1)%

Less: Net Income Attributable to Noncontrolling Interests	3	7	(70)%	33	24	34%

Net Income Attributable to PepsiCo	$1,422	$1,388	2%	$5,846	$5,887	(1)%

Diluted
Net Income Attributable to PepsiCo per Common Share	$0.90	$0.88	2%	$3.71	$3.68	1%
Average Shares Outstanding	1,584	1,578		1,577	1,602

n/m = not meaningful

*	Core results are non-GAAP financial measures that exclude the commodity mark-to-market net impact included in corporate unallocated expenses, certain restructuring actions associated with our Productivity for Growth initiative, our share of PBG’s restructuring and impairment charges in 2008, costs associated with our proposed mergers with PBG and PAS, as well as our share of their respective merger costs. See schedules A-9 through A-15 for a discussion of these items and reconciliations to the most directly comparable financial measures in accordance with GAAP.

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions and unaudited)
COMPARISON OF CORE RESULTS*

	Quarter Ended			Year Ended
	12/26/09	12/27/08	Change	12/26/09	12/27/08	Change
Net Revenue

Frito-Lay North America	$3,888	$3,770	3%	$13,224	$12,507	6%
Quaker Foods North America	585	610	(4)%	1,884	1,902	(1)%
Latin America Foods	2,062	1,857	11%	5,703	5,895	(3)%

PepsiCo Americas Foods	6,535	6,237	5%	20,811	20,304	2.5%

PepsiCo Americas Beverages	2,754	2,774	(1)%	10,116	10,937	(8)%

Europe	2,264	2,157	5%	6,727	6,891	(2)%
Asia, Middle East & Africa	1,744	1,561	12%	5,578	5,119	9%

PepsiCo International	4,008	3,718	8%	12,305	12,010	2.5%

Total Net Revenue	$13,297	$12,729	4.5%	$43,232	$43,251	—%

Operating Profit

Frito-Lay North America	$956	$914	5%	$3,260	$3,067	6%
Quaker Foods North America	190	191	(1)%	629	613	3%
Latin America Foods	301	291	4%	907	937	(3)%

PepsiCo Americas Foods	1,447	1,396	4%	4,796	4,617	4%

PepsiCo Americas Beverages	522	468	11%	2,188	2,315	(5.5)%

Europe	260	244	7%	934	960	(3)%
Asia, Middle East & Africa	46	64	(27)%	729	607	20%

PepsiCo International	306	308	(0.5)%	1,663	1,567	6%

Division Operating Profit	2,275	2,172	5%	8,647	8,499	2%

Corporate Unallocated	(275)	(182)	51%	(791)	(651)	21%

Total Operating Profit	$2,000	$1,990	0.5%	$7,856	$7,848	—%

*	Core results are non-GAAP financial measures that exclude the commodity mark-to-market net impact included in corporate unallocated expenses, certain restructuring actions associated with our Productivity for Growth initiative, our share of PBG’s restructuring and impairment charges in 2008, costs associated with our proposed mergers with PBG and PAS, as well as our share of their respective merger costs. See schedules A-9 through A-15 for a discussion of these items and reconciliations to the most directly comparable financial measures in accordance with GAAP.

Reconciliation of GAAP and Non-GAAP Information
(unaudited)
Division operating profit, core results and core results on a constant currency basis are non-GAAP financial measures as they exclude certain items noted below. However, we believe investors should consider these measures as they are more indicative of our ongoing performance and with how management evaluates our operational results and trends.
In the quarter and year ended December 26, 2009, we recognized $83 million and $274 million, respectively, of mark-to-market net gains on commodity hedges in corporate unallocated expenses. In the quarter and year ended December 27, 2008, we recognized $227 million and $346 million, respectively, of mark-to-market net losses on commodity hedges in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our divisions. Certain of these commodity derivatives do not qualify for hedge accounting treatment and are marked to market with the resulting gains and losses recognized in corporate unallocated expenses. These gains and losses are subsequently reflected in division results when the divisions take delivery of the underlying commodity.
In the quarter and year ended December 26, 2009, we incurred $49 million and $50 million, respectively, of costs associated with the proposed mergers with PBG and PAS, as well as an additional $3 million and $11 million of costs in the quarter and year ended December 26, 2009, respectively, representing our share of the respective merger costs of PBG and PAS, recorded in bottling equity income.
As a result of our previously initiated Productivity for Growth program, we recorded restructuring and impairment charges of $36 million in the first half of the year ended December 26, 2009. In the fourth quarter of 2008, we recorded restructuring and impairment charges of $543 million in connection with this program. The program includes actions in all segments of the business, including the closure of six plants that we believe will increase cost competitiveness across the supply chain, upgrade and streamline our product portfolio and simplify the organization for more effective and timely decision-making.
In addition, in the fourth quarter of 2008, PBG implemented a restructuring initiative across all of its geographic segments. PBG also recognized an asset impairment charge related to its business in Mexico. Consequently, in the fourth quarter of 2008, we recorded a non-cash charge of $138 million, included in bottling equity income, as part of recording our share of PBG’s financial results.
Additionally, management operating cash flow is the primary measure management uses to monitor cash flow performance. This is not a measure defined by GAAP. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities.
We believe investors should consider the following non-GAAP financial measures with respect to our fourth quarter results:
•	Our 2009 net revenue growth on a constant currency basis;

•	Our 2009 and 2008 division operating profit and our 2009 division operating profit growth;

•	Our 2009 division operating profit excluding the impact of restructuring and impairment charges and costs associated with our proposed mergers with PBG and PAS; our 2008 division operating profit excluding the impact of restructuring and impairment charges; and our 2009 division operating profit growth excluding the impact of the above items, as well as on a constant currency basis;

•	Our 2009 total operating profit excluding the impact of restructuring and impairment charges, costs associated with our proposed mergers with PBG and PAS and the mark-to-market net gains on commodity hedges; our 2008 total operating profit excluding the impact of restructuring and impairment charges and the mark-to-market net losses on commodity hedges; and our 2009 total operating profit growth excluding the impact of the above items; and

•	Our 2009 effective tax rate excluding the impact of costs associated with our proposed mergers with PBG and PAS and the mark-to-market net gains on commodity hedges.

Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)
We believe investors should consider the following non-GAAP financial measures with respect to our full-year results:
•	Our 2009 net revenue growth on a constant currency basis;

•	Our 2009 and 2008 division operating profit and our 2009 division operating profit growth;

•	Our 2009 division operating profit excluding the impact of restructuring and impairment charges and costs associated with our proposed mergers with PBG and PAS; our 2008 division operating profit excluding the impact of restructuring and impairment charges; and our 2009 division operating profit growth excluding the impact of the above items, as well as on a constant currency basis;

•	Our 2009 total operating profit excluding the impact of restructuring and impairment charges, costs associated with our proposed mergers with PBG and PAS and the mark-to-market net gains on commodity hedges; our 2008 total operating profit excluding the impact of restructuring and impairment charges and the mark-to-market net losses on commodity hedges; and our 2009 total operating profit growth excluding the impact of the above items;

•	Our 2009 effective tax rate excluding the impact of restructuring and impairment charges, costs associated with our proposed mergers with PBG and PAS and the mark-to-market net gains on commodity hedges;

•	Our 2009 diluted EPS excluding the impact of restructuring and impairment charges, costs associated with our proposed mergers with PBG and PAS and the mark-to-market net gains on commodity hedges; our 2008 diluted EPS excluding the impact of restructuring and impairment charges, mark-to-market net losses on commodity hedges and our share of PBG’s restructuring and impairment charges; and our 2009 diluted EPS growth excluding the impact of the above items, on a constant currency basis; and

•	Our 2009 management operating cash flow, excluding the impact of a discretionary pension contribution in the first quarter of 2009, cash payments for PBG/PAS merger costs in the fourth quarter of 2009 and restructuring-related cash payments in 2009.
We are not able to reconcile our full-year projected 2010 core constant currency EPS (including our full-year projected 2010 EPS growth from “base” PepsiCo) to our full-year projected 2010 reported results because we are unable to predict the 2010 full-year impact of foreign exchange or the mark-to-market net gains or losses on commodity hedges due to the unpredictability of future changes in foreign exchange rates and commodity prices. Additionally, with respect to our proposed transactions with PBG and PAS, we are unable to predict the 2010 full-year impact of the gain or loss on previously held equity interests in PBG and PAS, the post-merger one-time impact to earnings of fair value adjustments to acquired inventory, any additional restructuring or integration costs and transaction costs related to the proposed mergers with PBG and PAS due to the uncertainty of the amounts and/or timing of such items. Therefore, we are unable to provide a reconciliation of these measures.

Reconciliation of GAAP and Non-GAAP Information (cont.)
($ in millions, except per share amounts and as otherwise noted, unaudited)
Operating Profit Growth Reconciliation

	Quarter
	Ended	Year Ended
	12/26/09	12/26/09
Division Operating Profit Growth	39%	8%
Impact of Corporate Unallocated	28	8

Reported Total Operating Profit Growth	67%	16%

Effective Tax Rate Reconciliation

	Quarter Ended
	12/26/09
	Pre-Tax	Income	Effective
	Income	Taxes	Tax Rate
Reported Effective Tax Rate	$2,020	$583	28.9%
Mark-to-Market Net Gains	(83)	(34)
PBG/PAS Merger Costs	52	15

Effective Tax Rate Excluding above Items	$1,989	$564	28.4%

	Year Ended
	12/26/09
	Pre-Tax	Income		Effective
	Income	Taxes		Tax Rate
Reported Effective Tax Rate	$8,079	$2,100		26.0%
Mark-to-Market Net Gains	(274)	(101)
Restructuring and Impairment Charges	36	7
PBG/PAS Merger Costs	61	16

Effective Tax Rate Excluding above Items	$7,902	$2,023	*	25.6%

*	Does not sum due to rounding
Diluted EPS Reconciliation

	Year Ended
	12/26/09	12/27/08		Growth
Reported Diluted EPS	$3.77	$3.21		17%
Mark-to-Market Net (Gains)/Losses	(0.11)	0.14
Restructuring and Impairment Charges	0.02	0.25
PBG’s Restructuring and Impairment Charges	—	0.07
PBG/PAS Merger Costs	0.03	—

Diluted EPS Excluding above Items	$3.71	$3.68	*	1%

Impact of Foreign Currency Translation				5

Diluted EPS Excluding above Items, on a constant currency basis				6%

*	Does not sum due to rounding
Net Cash Provided by Operating Activities Reconciliation (in billions)

	Year Ended
	12/26/09
Net Cash Provided by Operating Activities	$6.8
Capital Spending	(2.1)
Sales of Property, Plant and Equipment	0.1

Management Operating Cash Flow	4.7	*
Discretionary Pension Contribution (After-Tax)	0.6
Restructuring Payments (After-Tax)	0.2
PBG/PAS Merger Cost Payments	0.0

Management Operating Cash Flow Excluding above Items	$5.6	*

*	Does not sum due to rounding

Reconciliation of GAAP and Non-GAAP Information (cont.)
Reported Growth and Growth Excluding the Impact of Restructuring and Impairment Charges, PBG/PAS
Merger Costs and Foreign Currency Translation
(unaudited)

	Quarter Ended
	12/26/09
	Net	Operating
	Revenue	Profit
Frito-Lay North America
Reported Growth	3%	19%
Impact of Restructuring and Impairment Charges	—	(13)

Growth Excluding Impact of Restructuring and Impairment Charges	3	5 *
Impact of Foreign Currency Translation	(1)	(1)

Growth Excluding Impact of above Item, on a constant currency basis	2%	4%

Quaker Foods North America
Reported Growth	(4)%	18%
Impact of Restructuring and Impairment Charges	—	(19)

Growth Excluding Impact of Restructuring and Impairment Charges	(4)	(1)
Impact of Foreign Currency Translation	(1)	(1)

Growth Excluding Impact of above Item, on a constant currency basis	(5)%	(2)%

Latin America Foods
Reported Growth	11%	20%
Impact of Restructuring and Impairment Charges	—	(16)

Growth Excluding Impact of Restructuring and Impairment Charges	11	4
Impact of Foreign Currency Translation	(1)	(1)

Growth Excluding Impact of above Item, on a constant currency basis	10%	3%

PepsiCo Americas Foods
Reported Growth	5%	19%
Impact of Restructuring and Impairment Charges	—	(15)

Growth Excluding Impact of Restructuring and Impairment Charges	5	4
Impact of Foreign Currency Translation	(1)	(1)

Growth Excluding Impact of above Item, on a constant currency basis	4%	3%

PepsiCo Americas Beverages
Reported Growth	(1)%	191%
Impact of Restructuring and Impairment Charges	—	(180)

Growth Excluding Impact of Restructuring and Impairment Charges	(1)	11
Impact of Foreign Currency Translation	(1)	(1.5)

Growth Excluding Impact of above Item, on a constant currency basis	(2)%	10%*

Europe
Reported Growth	5%	33%
Impact of Restructuring and Impairment Charges	—	(26)
Impact of PBG/PAS Merger Costs	—	1

Growth Excluding Impact of above Items	5	7 *
Impact of Foreign Currency Translation	(1)	1

Growth Excluding Impact of above Items, on a constant currency basis	4%	7%*

Asia, Middle East & Africa
Reported Growth	12%	(4)%
Impact of Restructuring and Impairment Charges	—	(23)

Growth Excluding Impact of Restructuring and Impairment Charges	12	(27)
Impact of Foreign Currency Translation	(5)	(15)

Growth Excluding Impact of above Item, on a constant currency basis	7%	(42)%

*	Does not sum due to rounding

Reconciliation of GAAP and Non-GAAP Information (cont.)
Reported Growth and Growth Excluding the Impact of Restructuring and Impairment Charges, PBG/PAS
Merger Costs and Foreign Currency Translation
(unaudited)

	Quarter Ended
	12/26/09
	Net	Operating
	Revenue	Profit
PepsiCo International
Reported Growth	8%	26%
Impact of Restructuring and Impairment Charges	—	(27)

Growth Excluding Impact of Restructuring and Impairment Charges	8	(0.5)*
Impact of Foreign Currency Translation	(3)	(2)

Growth Excluding Impact of above Item, on a constant currency basis	5%	(3)%*

Total Divisions
Reported Growth	4.5%	39%
Impact of Restructuring and Impairment Charges	—	(33)

Growth Excluding Impact of Restructuring and Impairment Charges	4.5	5 *
Impact of Foreign Currency Translation	(1.5)	(1)

Growth Excluding Impact of above Item, on a constant currency basis	3%	3.5%*

*	Does not sum due to rounding

Reconciliation of GAAP and Non-GAAP Information (cont.)
Reported Growth and Growth Excluding the Impact of Restructuring and Impairment Charges and Foreign
Currency Translation
(unaudited)

	Year Ended
	12/26/09
	Net	Operating
	Revenue	Profit
Frito-Lay North America
Reported Growth	6%	10%
Impact of Restructuring and Impairment Charges	—	(4)

Growth Excluding Impact of Restructuring and Impairment Charges	6	6
Impact of Foreign Currency Translation	1	0.5

Growth Excluding Impact of above Item, on a constant currency basis	6%*	7%*

Quaker Foods North America
Reported Growth	(1)%	8%
Impact of Restructuring and Impairment Charges	—	(5)

Growth Excluding Impact of Restructuring and Impairment Charges	(1)	3
Impact of Foreign Currency Translation	1	—

Growth Excluding Impact of above Item, on a constant currency basis	—%	3%

Latin America Foods
Reported Growth	(3)%	1%
Impact of Restructuring and Impairment Charges	—	(4)

Growth Excluding Impact of Restructuring and Impairment Charges	(3)	(3)
Impact of Foreign Currency Translation	14	16

Growth Excluding Impact of above Item, on a constant currency basis	10%*	13%

PepsiCo Americas Foods
Reported Growth	2.5%	8%
Impact of Restructuring and Impairment Charges	—	(4)

Growth Excluding Impact of Restructuring and Impairment Charges	2.5	4
Impact of Foreign Currency Translation	4.5	4

Growth Excluding Impact of above Item, on a constant currency basis	7%	8%

PepsiCo Americas Beverages
Reported Growth	(8)%	7%
Impact of Restructuring and Impairment Charges	—	(13)

Growth Excluding Impact of Restructuring and Impairment Charges	(8)	(5.5)*
Impact of Foreign Currency Translation	1	2

Growth Excluding Impact of above Item, on a constant currency basis	(6)%*	(3)%*

Europe
Reported Growth	(2)%	2%
Impact of Restructuring and Impairment Charges	—	(5)

Growth Excluding Impact of Restructuring and Impairment Charges	(2)	(3)
Impact of Foreign Currency Translation	12	16

Growth Excluding Impact of above Item, on a constant currency basis	10%	13%

Asia, Middle East & Africa
Reported Growth	9%	21%
Impact of Restructuring and Impairment Charges	—	(0.5)

Growth Excluding Impact of Restructuring and Impairment Charges	9	20 *
Impact of Foreign Currency Translation	3	3

Growth Excluding Impact of above Item, on a constant currency basis	12%	23%

*	Does not sum due to rounding

Reconciliation of GAAP and Non-GAAP Information (cont.)
Reported Growth and Growth Excluding the Impact of Restructuring and Impairment Charges and Foreign
Currency Translation
(unaudited)

	Year Ended
	12/26/09
	Net	Operating
	Revenue	Profit
PepsiCo International
Reported Growth	2.5%	10%
Impact of Restructuring and Impairment Charges	—	(3)

Growth Excluding Impact of Restructuring and Impairment Charges	2.5	6 *
Impact of Foreign Currency Translation	8	11

Growth Excluding Impact of above Item, on a constant currency basis	11%*	17%

Total Divisions
Reported Growth	—%	8%
Impact of Restructuring and Impairment Charges	—	(6)

Growth Excluding Impact of Restructuring and Impairment Charges	—	2
Impact of Foreign Currency Translation	5	5

Growth Excluding Impact of above Item, on a constant currency basis	5%	6%*

*	Does not sum due to rounding